UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2024

Commission File Number: 001-39896

PLAYTIKA HOLDING CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware	81-3634591
(State of other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

c/o Playtika Ltd.
HaChoshlim St 8
Herzliya Pituach, Israel
972-73-316-3251
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	PLTK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b 2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01    Completion of Acquisition or Disposition of Assets.

On November 20, 2024, Playtika Holding Corp. (the “Company”) and Playtika Ltd. (“Playtika Limited”), a wholly owned subsidiary of the Company, completed Playtika Limited’s previously announced acquisition (the “Transaction”) of all of the issued and outstanding share capital of SuperPlay Ltd. (“SuperPlay”) pursuant to that certain Share Purchase Agreement (the “Purchase Agreement”), dated September 18, 2024 by and among the Company, Playtika Limited, SuperPlay, the shareholders of SuperPlay (the “Sellers”) and Gigi Levy-Weiss, as the shareholder representative, for an aggregate purchase price equal to (i) $700.0 million, payable at the closing of the Transaction, subject to certain post-closing adjustments, plus (ii) earnout payments of up to $1.250 billion, the amounts of which will be based on certain gross revenue growth and Adjusted EBITDA metrics of SuperPlay during the calendar years 2025, 2026 and 2027, in each case, payable following the end of the applicable measurement period.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The above description of the Purchase Agreement has been included to provide information regarding the terms of the Purchase Agreement. It is not intended to provide any other information about the Company, Playtika Limited, SuperPlay and the Sellers or their respective subsidiaries or affiliates. The Purchase Agreement contains representations and warranties of the parties thereto that were made solely for the benefit of the other party. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Purchase Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. In addition, such representations and warranties may apply a contractual standard of materiality that is different from that generally applicable to shareholders. The representations and warranties were made for the purposes of allocating contractual risk among the parties to the Purchase Agreement and should not be relied upon as a disclosure of factual information relating to the parties thereto or the Company.

Item 7.01    Regulation FD Disclosure.

On November 20, 2024, the Company issued a press release announcing the completion of the Transaction, a copy of which is being furnished as Exhibit 99.1 attached hereto.

Item 9.01    Financial Statements and Exhibits.

(a) Financial Statements of Businesses or Funds Acquired

The financial statements required by this item are not being filed herewith. The Company will file the required financial statements as an amendment to this Current Report on Form 8-K as soon as practicable after the date hereof and not later than 71 days after the date this Current Report on Form 8-K would otherwise be required to be filed.

(b) Pro Forma Financial Information

The pro forma financial information required by this item is not being filed herewith. The Company will file the required pro forma financial information as an amendment to this Current Report on Form 8-K as soon as practicable after the date hereof and not later than 71 days after the date this Current Report on Form 8-K would otherwise be required to be filed.

(d)    Exhibits

2.1*
Share Purchase Agreement, dated as of September 18, 2024, by and among Playtika Holding Corp., Playtika Ltd., SuperPlay Ltd., the shareholders of SuperPlay Ltd. and Gigi Levy-Weiss, as the shareholder representative (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 20, 2024)

99.1	Press Release issued on November 20, 2024
104	Cover page Interactive Data File (formatted in iXBRL and contained in Exhibit 101)

•Certain exhibits and schedules to this exhibit have been omitted pursuant to Item 601(a)(5) and/or Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PLAYTIKA HOLDING CORP.
Registrant

By:	/s/ Craig Abrahams
Craig Abrahams
President and Chief Financial Officer
Dated as of November 20, 2024